EXHIBIT 99.2
UNAUDITED PRO FORMA FINANCIAL INFORMATION
On January 13, 2016, MiMedx Group, Inc. (the "Company" or "MiMedx") completed the acquisition of Stability Inc., d/b/a Stability Biologics ("Stability"), a provider of human tissue products to surgeons, facilities, and distributors serving the surgical, spine, and orthopedic sectors of the healthcare industry. The acquisition of Stability was effected by the merger of Stability Inc. into a newly created wholly owned subsidiary of the Company. The new subsidiary was the surviving company in the merger and was subsequently renamed Stability Biologics, LLC. The Company paid $10 million at the closing, comprised of 60% cash and 40% in shares of common stock of MiMedx Group, Inc., plus assumed debt. The Company will also pay future contingent consideration through a two-year earn out arrangement based on the 2016 and 2017 performance of Stability's business. The earn out will also be paid in the form of 60% cash and 40% in shares of stock of MiMedx Group, Inc. The contingent consideration is preliminarily valued at approximately $33,200,000.
The following unaudited pro forma combined financial statements reflect the acquisition of 100% of the outstanding stock of Stability using the purchase method of accounting. The acquisition has been accounted for in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined companies’ future results of operations and financial position. The unaudited pro forma combined financial statements do not purport to be indicative of the operating results or financial position that would have been achieved had the acquisition taken place on the date indicated or the results that may be obtained in the future.
The unaudited pro forma combined balance sheet as of December 31, 2015 is presented as if our acquisition of Stability had occurred on December 31, 2015.
The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2015 illustrates the effect of the Stability acquisition as if it had occurred on January 1, 2015. The unaudited pro forma combined consolidated statement of operations combines the MiMedx and Stability unaudited statements of operations for the year ended December 31, 2015. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of the companies. These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Securities and Exchange Commission Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of MiMedx. The unaudited pro forma combined financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve, or any additional expenses or costs of integration that we may incur, with respect to the combined companies as such adjustments are not factually supportable at this point in time. The assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined financial statements, and such assumptions should be reviewed in their entirety.
The unaudited pro forma combined financial statements have been developed from, and should be read in conjunction with the historical audited consolidated financial statements for the year ended December 31, 2015 and notes thereto of MiMedx contained in its Annual Report on Form 10-K which was filed on February 29, 2015.

MIMEDX GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Combined Balance Sheet (in thousands)

	Historical MiMedx December 31, 2015	Historical Stability Inc. December 31, 2015	ProForma Adjustments		ProForma Combined
ASSETS
Current assets:
Cash and cash equivalents	$28,486	$—	$(7,286)	(A) (E)	$21,200
Accounts receivable, net	53,755	2,106	(2,400)	(J)	53,461
Short term investments	3,000	—	—		3,000
Inventory, net	7,460	8,652	1,868	(K)	17,980
Prepaid expenses and other current assets	3,609	157	—		3,766
Total current assets	96,310	10,915	(7,818)		99,407
Deferred tax asset, net	14,838	149			14,987
Property and equipment, net of accumulated depreciation	9,475	1,214	19	(K)	10,708
Goodwill	4,040	—	17,431	(B)	21,471
Intangible assets	10,763	—	23,570	(C)	34,333
Deferred financing costs and other assets	487	17	31		535
Total assets	$135,913	$12,295	$33,233		$181,441
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,277	$11,221	$(1,900)	(D) (J)	$20,598
Accrued compensation	15,034	—	—		15,034
Line of credit and current portion of long term debt	—	631	(631)	(E)	—
Other current liabilities	466	95	(95)	(E)	466
Total current liabilities	26,777	11,947	(2,626)		36,098
Other liabilities:					—
Debt, net of current portion	—	560	(560)	(E)	—
Other liabilities	1,148	—	33,200	(F) (G)	34,348
Total liabilities	27,925	12,507	30,014		70,446
Stockholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—	—		—
Common stock; $.001 par value; 150,000,000 shares authorized; 109,467,416 issued and 107,361,471 outstanding	109	—	1	(F)	110
Additional paid-in capital	163,133	1,383	(90)	(F)	164,426
Treasury Stock at cost: 2,105,945 shares	(17,125)	(300)	3,808		(13,617)
Accumulated deficit	(38,129)	(1,295)	(500)	(D)	(39,924)

Total stockholders’ equity	107,988	(212)	3,219		110,995
Total liabilities and stockholders’ equity	$135,913	$12,295	$33,233		$181,441

MIMEDX GROUP, INC. AND SUBSIDIARIES
Unaudited Combined Statement of Operations (in thousands, except share and per share data)

	Historical MiMedx For the year ended December 31, 2015	Historical Stability Inc. For the year ended December 31, 2015	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$187,296	$19,823	$(2,593)	(L)	$204,526
Cost of sales	20,202	8,875	1,275	(M)	30,352
Gross margin	167,094	10,948	(3,868)		174,174

Operating expenses:
Research and development expenses	8,413	—	—		8,413
Selling, general and administrative expenses	133,384	11,996			145,380
Amortization of intangible assets	933	—	2,503	(H)	3,436
					—
Operating income (loss)	24,364	(1,048)	(6,371)		16,945

Other income (expense), net:
Interest expense, net	(86)	(39)	—		(125)

Income (loss) before income tax provision	24,278	(1,087)	(6,371)		16,820
Income tax provision (benefit)	5,168	(349)	—		4,819
Net income (loss)	$29,446	$(738)	$(6,371)		$22,337

Net income (loss) per common share - basic	$0.28				$0.21

Net income (loss) per common share - diluted	$0.26				$0.19

Weighted average shares outstanding - basic	105,929,205	0	1,905,176	(I)	107,834,381

Weighted average shares outstanding - diluted	113,628,482	0	1,905,176	(I)	115,533,658

MIMEDX GROUP, INC. AND SUBSIDIARIES
Notes to Unaudited Pro Forma Combined Financial Statements

1. Background and Basis of Pro Forma Presentation
On January 13, 2016, MiMedx Group, Inc. (“MiMedx” or the “Company”) acquired the outstanding equity interests in Stability Inc. (“Stability”) a provider of human tissue products to surgeons, facilities, and distributors serving the surgical, spine, and orthopedic sectors of the healthcare industry. The unaudited pro forma combined financial information was prepared based on the historical financial statements of MiMedx and Stability. The acquisition has been accounted for in conformity with ASC 805 and uses the fair value concepts defined in Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires that fair value be measured based on the principles in ASC 820-10. ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available.
2. Purchase Price Allocation
The acquisition is accounted for using the acquisition method of accounting. The total estimated purchase price is comprised of the following:

Cash paid at closing	$6,000,000
Common Stock Issued	3,346,000
Assumed debt	1,771,000
Estimated present value of additional contingent consideration	33,240,000

Total	$44,357,000

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on the closing date of January 13, 2016 as if the acquisition had occurred on December 31, 2015.

Cash and cash equivalents	$100
Trade receivables	2,106,288
Federal and state taxes receivable	27,712
Inventory	10,520,298
Prepaid expenses and other current assets	128,463
Property and equipment, net	1,233,000
Goodwill	17,431,000
Intangible Assets, net	23,570,000
Other long term assets	283,000

Total assets acquired	$55,299,861

Accounts Payable and accrued expenses	11,221,468
Stock repurchase note payable	95,000
Term note	754,149
Line of Credit	437,000

Net Assets acquired	$42,792,244

3. Pro Forma Financial Statement Adjustments
The following pro forma adjustments are included in the Company’s unaudited pro forma combined financial statements:
(A) Cash due upon closing of $6,000,000
(B) To record preliminary estimate of goodwill for our acquisition of Stability Inc.
(C) To record the preliminary estimate of the fair value of intangible assets for the acquisition of Stability. The intangible assets subject to amortization acquired are comprised of the following: approximately $8,900,000 of customer relationships, $1,000,000 of trade names and trademarks, $2,680,000 of non compete agreements, $760,000 of licenses, and $10,230,000 of patents & know-how. These items are amortized over periods ranging from two to twenty years.
(D) To reflect impact of non-recurring acquisition related transaction costs
(E) To record payoff of debt
(F) To record 441,009 shares and 1,464,167 contingent shares of MiMedx common stock issued in connection with the acquisition of Stability valued at $9.07 per share, the contractual price of MiMedx stock on the closing date
(G) Contingent cash consideration to be paid out upon achievement of certain financial goals
(H) Adjustment to record amortization expenses related to intangible assets acquired
(I) To reflect 441,009 shares of MiMedx common stock issued at closing and 1,464,167 contingent shares of MiMedx common stock to be issued based upon achievement of certain financial goals
(J) Elimination of inter-company Accounts Receivable and Accounts Payable between Stability and MiMedx
(K) Inventory and Fixed Asset valuation step up
(L) Elimination of inter company sales between Stability and MiMedx
(M) Elimination of inter company cost of sales of $447,000 and increase in cost of sales for inventory step up of
$1,722,000